ADDENDUM TO DEBT CONVERSION AGREEMENT

Date: December 31, 2013

Addendum to Debt Conversion Agreement dated May 6, 2013, between Tecton Corporation, a corporation organized under the laws of the State of Nevada (the “Company”), and Endeavour Cooperative Partners, LLC, a Florida limited liability company (the “Holder”).

It is understood and agreed between the Parties hereto and to the above Debt Conversion Agreement, that the said Agreement be amended as follows:

Page	Original text:	Amended text:
1		Added paragraph A.1: A.1 Holder has loaned the Company $20,434 USD.
1	B. Accordingly, as of May 6, 2013, the total amount due to Holder under the acquired debt is $272,356 USD.	B. Accordingly, as of December 31, 2013, the total amount due to Holder is $289,390 USD.
2	C. Conversion Price The conversion factor (the “Conversion Factor”) shall be 5804.87 shares per dollar converted.	1.1 Conversion Price The conversion factor (the “Conversion Factor”) shall be 44.00117 shares per dollar converted (or $0.022727 per share).

All other terms and conditions shall remain unchanged and in full force and effect.  Having read the foregoing, we the undersigned hereby ratify, approve, accept, confirm and acknowledge the same to be a part of the Common Stock Purchase Warrant.

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